KIRKPATRICK & LOCKHART LLP
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                                           January 19, 1999


INVESCO Bond Funds, Inc.
(formerly, INVESCO Income Funds, Inc.)
7800 E. Union Avenue
Denver, Colorado 80237

Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance by INVESCO Bond Funds, Inc. (formerly, INVESCO Income Funds, Inc.) ("Company"), a corporation organized under the laws of the State of Maryland, of shares of common stock (the "Shares") of INVESCO Select Income Fund ("Select Income Fund"), a series of the Company, pursuant to a Plan of Reorganization ("Plan") approved by the Company's board of directors ("Board") on behalf of Select
Income Fund and INVESCO Short-Term Bond Fund, also a series of the Company ("Short-Term Bond Fund"). Under the Plan, Select Income Fund would acquire the assets of Short-Term Bond Fund in exchange for the Shares and the assumption by Select Income Fund of Short-Term Bond Fund's liabilities. In connection with the Plan, the Company is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

     We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's Board, the form of the Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous -- Legal Matters" in the Prospectus/Proxy Statement filed as part of the Form N-14.


                                           Sincerely yours,

                                           /s/ KIRKPATRICK & LOCKHART LLP

                                           KIRKPATRICK & LOCKHART LLP